LICENSE AND ROYALTY AGREEMENT
                          -----------------------------


         This License and Royalty Agreement ("Agreement"), is made and entered into as of this 10th day of September, 1997, by and among LASERSIGHT TECHNOLOGIES, INC., a Delaware corporation ("Licensee"), LUIS A. RUIZ, M.D. and SERGIO LENCHIG (collectively, "Licensors").

         WHEREAS, Licensors are the owners of the entire, right, title and interest in and to a certain U.S. letters patent and foreign patents, as identified on Schedule A attached hereto and made a part hereof, pertaining to a device for use in human corneal refractive surgery (collectively, the "Licensed Patents");

         WHEREAS, Licensors have certain know-how and confidential technical information directed to the Licensed Patents (collectively, the "Licensed Technology");

         WHEREAS, Licensee desires to acquire a world wide, limited license to make, have made, use or sell the devices described in or covered by any claims of the Licensed Patents (the "Devices") in those countries identified on Schedule A (the "Territory") and throughout the world, in accordance with the terms and conditions provided herein; and

         WHEREAS, Licensors are willing to grant such a license to Licensee in accordance with the terms and conditions provided herein;

         NOW, THEREFORE, for and in consideration of the mutual promises and valuable consideration set forth herein, the parties hereto mutually agree as follows:

         1.       Grant of License.

                  (a) Limited License. Licensors hereby grant to Licensee during the Term a world-wide, non-exclusive, terminable, non-transferable, non-sublicensable (except as provided herein) right and license to make, have made, use and sell the Devices under the Licensed Patents and the Licensed Technology (the "Limited License"). As used herein, the term Licensed Patents shall include those items listed on Schedule A, and any reissues, divisionals, continuations, and continuations-in-part. As used herein, the term Licensed Technology is limited to that information known to Licensors as of the Effective Date and specifically excludes any information of Licensors concerning proprietary software developed or owned by Licensors.

                  (b)  Conversion to Exclusive  License.  Upon the occurrence of
         (i) a ruling by a court of competent jurisdiction, or (ii) a settlement or other similar agreement between Licensors and Chiron Vision Corporation ("Chiron"), which concludes the litigation between

         Licensors and Chiron related to the Licensed Patents or the Licensed Technology (the "Litigation"), and terminates all of Chiron's rights in connection with the Licensed Patents and the Licensed Technology, Licensors shall give notice of such resolution to Licensee. After receiving such notice, Licensee shall have sixty (60) days (the "Notice Period") to convert the Limited License (the "Exclusive Option") into an exclusive license (the "Exclusive License"). In the event Licensee so exercises the Exclusive Option, the sole effect will be to amend
         Section 1(a) to change the word "non-exclusive" to "exclusive". All other terms and conditions of Section 1(a) shall remain in full force and effect. At such time (the "Exclusive Date"), Licensors represent and warrant that no other party shall have any right, title or interest in, to or under the Licensed Patents or the Licensed Technology. Upon the conclusion of the Notice Period and if Licensee does not exercise the Exclusive Option, nothing contained in this Agreement shall prevent Licensor from granting additional licenses to the Licensed Patents and Licensed Technology.

         2. Term. This Agreement shall be effective as of the date first set forth above (the "Effective Date"), and shall commence on the earlier of (i) the date Licensee commences shipment of the disposable microkeratomes, or (ii) ninety (90) days subsequent to the date Licensee has received delivery of completed Limited Production Molds (as defined herein) (the "Commencement
Date"), and shall continue thereafter for a period of thirty-one (31) consecutive months (the "Initial Term"), unless earlier terminated as provided for herein. This Agreement thereafter shall renew for additional one (1) year terms (each a "Renewal Term", and collectively "Renewal Terms", and the Initial Term together with Renewal Terms shall constitute the "Term") as follows:

                  (a) Resolution of Litigation. If within thirty (30) days prior to the termination of the Initial Term or Renewal Term, as the case may be, the Litigation has been resolved in accordance with Section 1(b), and Licensee has exercised the Exclusive Option, Licensee shall have the sole option to renew this Agreement upon the same terms and conditions set forth herein; provided, however, with respect to Licensee's obligations pursuant to Section 5 of this Agreement, Licensee shall be obligated to pay to Licensors, in addition to the compensation described in Section 5(b) which has not been paid, if any, only the payments described in Section 5(a)(v) and Section 5(e), and the amount of such payments may be adjusted as mutually agreed by the parties. Should Licensee fail to exercise the Exclusive Option, the parties may mutually agree to renew this Agreement upon terms and conditions as agreed upon by the parties.

                  (b) Continuing Litigation. If within thirty (30) days prior to the termination of the Initial Term or Renewal Term, as the case may be, the Litigation has not been resolved in accordance with Section 1(b), Licensee shall have the sole option to renew this Agreement upon the terms and conditions as set forth herein; provided, however, with respect to Licensee's obligations pursuant to Section 5 of this Agreement, Licensee shall be obligated to pay to Licensors only the payments described in Section 5(a)(v) and Section 5(e), and the amount of such payments may be adjusted as mutually agreed by the parties.

         3.       Ownership of Intellectual Property.

                  (a) Licensee acknowledges that Licensors have all right, title and interest in the Licensed Patents and the Licensed Technology, and that as between Licensors and Licensee, Licensors have the exclusive right to use the Licensed Patents and the Licensed Technology, except as otherwise provided herein. Licensee shall not, at any time, file any trademark or patent application with the United States Patent and Trademark Office or any other governmental entity, any copyright registration with the U.S. Copyright Office or with any other governmental entity for the Licensed Patents and the Licensed Technology. Licensee shall not use any of the Licensed Patents and the Licensed Technology except in accordance with this Agreement. Any patent or copyright registration obtained or applied for anywhere in the world that contains the Licensed Patents and the Licensed Technology or any substantially similar design, shall be transferred to Licensors without compensation. Notwithstanding anything set forth in this Section 3(a) to the contrary, the parties acknowledge and agree that U.S. Letters Patent No. 5,586,980, dated December 24, 1996 (the "Kremer Patent"), is the sole and exclusive property of LaserSight Incorporated ("LaserSight"), an affiliate of Licensee, and that the provisions of this Section 3(a) shall not apply to LaserSight's activities in connection with the Kremer Patent.

                  (b) Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the United States Patent and Trademark Office or any other governmental authority, any application or registration of any trademark, service mark or patent which contains the Licensed Patents or the Licensed Technology. Licensee shall not oppose or seek to cancel or challenge, in any forum, including, but not limited to, the U.S. Copyright Office, any application or registration of a design containing the Licensed Patents or the Licensed Technology. Licensee shall not object to, or file any action or lawsuit because of, any use by Licensors of the Licensed Patents or the Licensed Technology, whether such use is by Licensors directly or through different licensees or authorized users unless such use conflicts with the terms of this Agreement.

                  (c) Nothing in this Agreement gives Licensee any right, title, or interest in any of Licensors' intellectual property except the right to use in accordance with the terms of this Agreement.

                  (d) Licensee acknowledges that all designs, artwork, compilations or derivatives ("Works") included in the Licensed Patents or the Licensed Technology are the sole property of Licensors. Licensee acknowledge that any Works, other than trademarks or service marks, created by it pursuant to this Agreement that contain the Licensed Patents or the Licensed Technology are also the property of Licensors. Licensee hereby assigns to Licensors any right, title or interest they may have in Works, other than trademarks or service marks, developed under this Agreement to Licensors. Licensee warrants they have and will maintain appropriate agreements with their employees and independent contractors to give effect to this Section. Accordingly, Licensee shall not copy, use, assign or otherwise transfer any rights in any Works or any derivatives thereof included, except in accordance with this Agreement. Licensee shall not attempt to obtain or assert copyright rights in any artwork or design, other than with respect to trademarks and service marks, which contains the Licensed Patents and the Licensed Technology, without the express written authorization of Licensors. Notwithstanding anything set forth in this Section 3(d), the parties acknowledge and agree that the Kremer Patent is the sole and exclusive property of LaserSight and that the provisions of this Section 3(d) shall not apply to LaserSight's activities in connection with the Kremer Patent.

                  (e) Licensee acknowledges that its material breach of this Agreement will result in immediate and irreparable damage to Licensors, and that money damages alone would be inadequate to compensate Licensors. Therefore, in the event of a material breach of this Agreement by Licensee, Licensors, in addition to other remedies, may immediately obtain and enforce injunctive relief prohibiting the material breach or compelling specific performance.

         4. Limitations on the Limited License. The Limited License is subject to the following additional limitations:

                  (a) Distribution. In the event Licensee sells or distributes the Products (as defined herein) to any person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, or to an exclusive distributor, Licensee shall make Gross Profit Payments with respect to such sales or distribution based upon the Sales Price (as defined herein) generally charged to Licensee's normal distribution network.

                  (b) No Other Use. Licensee shall not use the Products, the Licensed Patents or the Licensed Technology for any purpose other than in connection with this Agreement.

                  (c) Selection of Manufacturer. Licensors and Licensee shall mutually agree on the manufacturer of the Products. Licensee shall (i) be responsible for the cost of the manufacture of the Products, (ii) shall enter into contracts for the manufacture of the Device, and (iii) be responsible for the purchase of those items identified in Section 5(c)(iii) which are necessary to complete the Product.

                  (d) Premium Rights. Licensee shall not manufacture, sell, or distribute the Products as Premiums, for publicity purposes, for fund raising, as giveaways, in combination sales, or for disposal under similar methods of merchandising except as provided in this subsection; provided, however, during the first two (2) calendar quarters following the Commencement Date, Licensee shall have the right to grant Premiums in an amount not to exceed five percent (5%) of the total disposable microkeratomes produced during the applicable calendar quarter, and such amount will be reduced to one percent (1%) for each calendar quarter thereafter. For purposes of this Agreement, "Premium" shall be defined as any time the Products are sold or given away for the purposes of increasing the sale, promoting, or publicizing any other product, service or establishment, including incentives for sales force, trade or consumer promotions.

                  (e) Notices. Licensee shall stamp on the Products or any packaging for the Products such intellectual property notices as reasonably directed from time to time by Licensors.

                  (f) Quality Control. All of the Products, with the exception of those items described in subsection 5(c)(iii)(H), (I) and (L) (collectively, the "Excluded Items"), manufactured pursuant to this Agreement shall be manufactured and produced in accordance with the specifications developed and provided to Licensee by Licensors.

         5.       Consideration.

                  (a)  Limited  License.   As  consideration   for  the  Limited
                       License,  Licensee  shall pay the  following  jointly  to
                       Licensors:

                           (i) $400,000 U.S. shall be paid to Licensors upon the signing of this Agreement;

                           (ii) $150,000 U.S. shall be paid to Licensors on the date six (6) months after the Commencement Date, and $150,000 U.S. shall be paid to Licensors on the date twelve (12) months after the Commencement Date;

                           (iii) within thirty (30) days after the Commencement Date, Licensee shall deliver pursuant to the directions of Licensors a LaserScan LSX laser system with a list price of $300,000 U.S. which shall receive the full manufacturers warranty given to other customers of Licensee of these products;

                           (iv) after the Commencement Date, Licensee shall provide Licensors with the necessary equipment and supplies to upgrade Licensors existing LaserScan 2000 with a Ceralase laser head and eye tracking system and Licensee will install such upgrade at such time and in a manner as mutually agreed to by the parties; and

                           (v) fifty percent (50%) of the Gross Profit (as defined herein) ("Gross Profit Payment") shall be paid to Licensors no later than forty-five (45) days after the end of each calendar quarter during the Term.

                  (b) Exclusive License. Upon conversion to the Exclusive License, if ever, and as consideration for the Exclusive License, Licensee, in addition to the consideration under Section 5(a), shall pay the following jointly to Licensors:

                           (i) $400,000 U.S. shall be paid to Licensee within thirty (30) days after the Exclusive Date;

                           (ii) $150,000 U.S. shall be paid to Licensee on the date which is six (6) months after the Exclusive Date, and $150,000 U.S. on the date twelve (12) months after the Exclusive Date; and

                           (iii) within six (6) months after the Exclusive Date, Licensee shall deliver pursuant to the directions of Licensors a LaserScan LSX laser system with a list price of $300,000 U.S. which shall receive the full manufacturers warranty given to other customers of Licensee of these products.

                  (c) Calculation of Gross Profits. "Gross Profit" shall be calculated by Licensee within forty-five (45) days after the end of each calendar quarter during the Term and shall be determined as follows:

                           (i) the sum of (A) the Cost of Goods Sold (as defined herein), (B) any royalty fee imposed
                                    (i) by a court, or (ii) in connection with a
                                    settlement  agreement,  within the Territory
                                    that  determines  that the  Devices  sold by
                                    Licensee infringe the intellectual  property
                                    rights of a third party not affiliated  with
                                    Licensee or resolves  any such  dispute,  as
                                    applicable,  and (C) distribution  discounts
                                    and sales  commissions  associated  with the
                                    Products; provided, however, for purposes of
                                    this calculation  distribution discounts and
                                    sales  commissions  shall not  exceed 35% of
                                    gross sales,  shall be  subtracted  from the
                                    total  invoiced  amounts of all sales of the
                                    Products,   less  any  credits  for  returns
                                    actually   made  and   supported  by  credit
                                    memoranda issued to the customer (the "Sales
                                    Price");

                           (ii) any rebates and commissions from manufacturers, distributors or other sources shall be deducted from the Cost of Goods Sold;

                           (iii) for purposes of determining Gross Profit, all amounts invoiced by Licensee shall be included which are the result of Licensee's sale of the Devices and other related components including, but not limited to,
                                    (A) disposable  microkeratome with gear box,
                                    suction ring and suction handle,  (B) motor,
                                    (C) motor power  cord,  (D)  tonometer,  (E)
                                    suction and power  supply,  (F) foot switch,
                                    (G) tubing,  (H) user's manual,  (I) sterile
                                    packaging, (J) control consoles, (K) blades,
                                    (L) replacement parts, (M) lid speculum, and
                                    other component parts which are manufactured
                                    utilizing  the Licensed  Patents  and/or the
                                    Licensed   Technology   (collectively,   the
                                    "Products").

                  (d) Cost of Goods Sold. "Cost of Goods Sold" shall include (i) the manufacturing costs from an OEM vendor of the Products, (ii) packaging costs associated with the manufacture and distribution of the Products, (iii) sterilization costs associated with the Products, and
         (iv) shipping costs associated with the Products.

                  (e) Minimum Gross Profit Payments. Commencing on the date which is seven (7) months after the Commencement Date (the "Minimum Gross Profit Date"), and continuing through the balance of the Term, the quarterly Gross Profit Payments which will be paid by Licensee to

         Licensors during each calendar quarter shall equal or exceed $400,000 U.S., and after the Exclusive Date this quarterly amount shall increase to $600,000 U.S. (each a "Minimum Payment Requirement"). Licensee acknowledges that Minimum Payment Requirements are a floor for the Gross Profit Payments and Licensee shall use its best efforts to ensure the Gross Profit Payments exceed the Minimum Payment Requirements. Notwithstanding anything set forth herein to the contrary, each Minimum Payment Requirement shall be adjusted as follows (the "Minimum Payment Requirement Adjustment"):

                           (i) if the Minimum Gross Profit Date occurs in any month other than January, the Minimum Payment Requirement for the calendar quarter in which the Minimum Gross Profit Date occurs shall be reduced to the amount resulting from multiplying the applicable Minimum Payment Requirement, times a fraction, the numerator of which shall be the number of months remaining in the calendar quarter in which the Gross Profit Payment Date occurs, and the denominator of which shall be four (4) months. A related adjustment shall be made to the Minimum Payment Requirement for the calendar quarter during which this Agreement terminates whereby the Minimum Payment Requirement then in effect shall be reduced to the amount resulting from multiplying such Minimum Payment Requirement, times a fraction, the numerator of which shall be the difference between the number of months remaining in the calendar quarter in which the Gross Profit Payment Date falls and four (4) months, and the denominator of which shall be four (4) months; and

                           (ii) if at any time during the Term, (A) a royalty is imposed in connection with the sale of the Device, or
                           (B) an injunction is issued by a court of competent jurisdiction whereby Licensee is prevented from distributing the Products or any other dispute arises in connection with the Licensed Patents or the Licensed Technology (collectively, a "Patent Dispute"), the Minimum Payment Requirement then in effect shall be reduced to the amount resulting from multiplying such Minimum Payment Requirement times eighty percent (80%). Any such adjustment shall remain in effect until such time as the Patent Dispute is finally resolved in a manner acceptable to Licensee or the royalty is no longer imposed in connection with the sale of the Device, as the case may be. If the Minimum Payment Requirement is reduced as result of a Patent Dispute such reduction shall only affect the Minimum Payment Requirements prospectively. If the duration of any such event or events described above is less than a calendar year, any such adjustment shall be pro-rated based on the number of months during which such event is continuing.

                  (f) Minimum Gross Profit Payment Reconciliation. Within forty-five (45) days after the end of each calendar quarter after the Minimum Gross Profit Date, Licensee shall calculate the Minimum Gross Profit Payment shortfall (the "Gross Profit

                  Payment Shortfall") by subtracting (i) the aggregate of all quarterly Gross Profit Payments made to Licensors during the immediately preceding calendar quarter, from (ii) the Minimum Payment Requirement then in effect as reduced by the Minimum Payment Requirement Adjustments, if any. If the Gross Profit Payment Shortfall is a positive number no further action will be necessary. If the Gross Profit Payment Shortfall is a negative number, then Licensee agrees to pay the amount of the Gross Profit Payment Shortfall in cash to Licensors within forty-five (45) days after the end of the applicable calendar quarter; provided, however, if in any prior calendar quarter Gross Profit Payments have exceeded the Minimum Payment Requirement for the applicable calendar quarter ("Excess Gross Profit Payment"), Licensee shall be entitled to offset such Gross Profit Payment Shortfall by a draw down against the aggregate of all Excess Gross Profit Payments which have been previously paid to Licensors by Licensee during the current calendar year and not previously drawn against, if any.

         6.       Statement, Payments and Penalties.

                  (a) No later than forty-five (45) days after each calendar quarter ending in March, June, September and December, Licensee shall submit to Licensors full and accurate statements (each a "Quarterly Statement") showing the quantity, description, Cost of the Goods, and Gross Profits of the Products distributed and/or sold during the preceding months, including any additional information kept in the normal course of business by Licensee which is appropriate to enable an independent determination of the amount due hereunder with respect to the Products. All Gross Profit Payments then due shall be made simultaneously with the submission of each Quarterly Statement. Quarterly Statements shall be submitted whether or not they reflect any sales or whether any Gross Profit Payments need to be made.

                  (b) Failure to submit timely or accurate Quarterly Statements and/or Gross Profit Payments shall result in an additional charge of 1% per month on any balance unpaid as of the applicable reporting period or the maximum allowed by applicable law, whichever is lower.

                  (c) The receipt and/or acceptance by Licensors of the Quarterly Statements or Gross Profit Payments, or any payments paid hereunder, shall not preclude Licensors from questioning the correctness thereof. In the event that any inconsistencies or mistakes are discovered in Quarterly Statements or payments, they shall immediately be rectified by Licensee and the appropriate payment shall be made by Licensee.

                  (d) Licensee shall, unless otherwise directed in writing by Licensors, send all Gross Profit Payments by wire transfer as directed by Licensors, and shall send all statements to Licensors by mail and facsimile transmission with delivery confirmed to the addressee at the addresses set out in Section 25.

         7.       Records and Right to Audit.

                  (a) Licensee each shall keep, maintain and preserve in its principal place of business during the Term, any renewal periods and at least five (5) years following termination or expiration, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement in a manner such that the information contained in the statements referred to in Section 6 can be readily determined including, without limitation, customer records, invoices, correspondence and banking, financial and other records in Licensee's possession or under its control. Licensors may designate an independent auditor or auditors and such independent auditor or auditors shall have the right to inspect and audit all materials related to this Agreement, subject to the confidentiality requirements set forth in Section 23.

                  (b) Such materials shall be available for inspection and audit (including photocopying) at any time during (i) the Term, and (ii) the period six (6) months immediately following Licensors receipt of its final payment due hereunder in the event of termination or expiration; however, such inspection or audit shall not occur more often than once every twelve (12) months during the Term, and shall take place during reasonable business hours and upon at least five (5) days notice by Licensors and/or their representatives. Licensee will cooperate and will not cause or permit any interference with Licensors and/or their representatives in the performance of their duties of inspection and audit. Licensors, and/or their representatives, shall have free and full access to said materials for inspection and audit purposes.

                  (c) Should any audit indicate an underpayment of five percent (5%) or more of the Gross Profit Payments due Licensors for the period since (i) the Commencement Date, or (ii) date of the last audit, whichever is later, the reasonable cost of the audit shall be paid by Licensee. Should any audit indicate an underpayment of ten percent (10%) or more, during the same period, Licensee shall pay Licensors an additional fee equal to ten percent (10%) of the underpayment. Payment of the audit cost and any additional fees is in addition to the full amount of any underpayment, including interest as provided in Section 6(b), shall be paid by Licensee if the results of such audit indicate an underpayment of ten percent (10%) or more. Licensee shall cure any contract breaches discovered during the audit, provide amended reports if required, and submit the amount of any underpayment including interest, additional fees and, if applicable, the cost of the audit within sixty (60) days from the date of the delivery to Licensee of the results of the audit.

         8. Disclosure of Licensed Patents/Licensed Technology. Upon execution of this Agreement, Licensors shall promptly disclose to Licensee all information it possesses relating to the Licensed Patents and the Licensed Technology. Licensors shall continue to provide any technical assistance reasonably requested by Licensee from time to time during the Term.

         9. Maintenance of Patents. Licensors shall be responsible for all payments, including, without limitation, payments of maintenance fees, required to keep the Licensed Patents in force for their full terms.

         10. Additional Filings; Approvals. If Licensee (i) desires to market the Products in any country where regulatory approval is required but not granted as of the Effective Date, (ii) desires to obtain patent protection relating to any further discoveries, inventions, technology, know-how, enhancements, improvements, modifications or other developments relating to the Licensed Patents or the Licensed Technology in any country where such patent protection may be granted and has not been granted as of the Effective Date, or
(iii) is required to file with any governmental or other licensing agency any form or application related to the Products, including without limitation, the filings or applications described in Section 22(a), Licensors shall provide all assistance reasonably necessary to enable Licensee to obtain such regulatory approval, licensing approval or patent protection, as the case may be. The costs of obtaining all relevant approvals or protection shall be borne solely by Licensee.

         11.      Patent Litigation.

                  (a) Infringement of the Licensed Technology. Should Licensee or Licensors learn of any infringements of the Licensed Patents or the Licensed Technology or any part thereof by any third party, they or it shall promptly notify the other party. If Licensee has not exercised the Exclusive Option, Licensors shall have the sole right but not the obligation to pursue such infringements. Should Licensors pursue such an infringement, Licensee will cooperate therein as reasonably requested by Licensors. If any monetary settlement or judgment is obtained as a result of a suit for infringement, the proceeds obtained shall be the sole property of Licensors.

                           If Licensee has exercised  the  Exclusive  Option and
                  Licensors decline to pursue such an infringement, Licensee may institute and prosecute suits for infringement in its own name and at its own expense, and Licensors will join as parties plaintiff in such suits and cooperate therein as reasonably requested by Licensee. If any monetary settlement or judgment is obtained as a result of a suit for infringement, the proceeds obtained shall be applied first to recover Licensors' and Licensee's reasonable expenses in proportion to the amount each expended in such suit, and any excess proceeds shall be equally divided between Licensee and Licensors.

                  (b) Defense of Licensed Technology. With the exception of the Litigation, should any litigation by a third party against Licensee alleging that the manufacture, use or sale of the Devices infringes any patent or rights under a patent of such third party arise, Licensee shall promptly notify Licensors of such litigation, and Licensors shall defend and/or settle such litigation at their sole cost and expense; provided however, the terms and conditions of any such settlement which affect the rights and/or obligations of Licensee under this Agreement shall be subject to Licensee's prior approval. In addition, Licensors shall indemnify and hold harmless Licensee for any costs and expenses incurred by Licensee in connection with such third party litigation including, without limitation, reasonable attorneys' fees, expert witness fees and accounting fees.

         12.      Representations and Warranties.

                   (a) Licensors.   Licensors,  and  each  of  them,  represent,
                   warrant and covenant:

                           (i) that they are the sole and exclusive owners of the Licensed Patents and Licensed Technology and that they have full legal capacity, power and authority to (A) enter into this Agreement, (B) fully perform all of their obligations hereunder, and (C) grant the license concerning the Licensed Patents and Licensed Technology in the Territory, provided, however, Licensors make no representation or warranty concerning the Licensed Patents and Licensed Technology outside the Territory;

                           (ii) that to their knowledge all of the Licensed Patents and the Licensed Technology known to Licensors has been or will be promptly disclosed to Licensee and included in the license granted hereunder;

                           (iii) that Schedule A represents a complete and accurate list of all jurisdictions and registration numbers related to such jurisdictions where the Licensed Patents have been registered, and there are no other jurisdictions where the Licensed Patents have been registered or an application for registration has been made;

                            (iv) that except for the license granted to Chiron pursuant to that certain Amended and Restated License Agreement dated effective January 1, 1994, they have not, individually or collectively, previously licensed, used or disclosed the LicensedPatents or the Licensed Technology or any part thereof anywhere  in the  world,  and will not do so
                                    during  the  Term;  provided,   however,  if
                                    Licensee  fails to  exercise  the  Exclusive
                                    Option,  Licensors  shall  not be  prevented
                                    from  granting  additional  licenses  to the
                                    Licensed   Technology   and   the   Licensed
                                    Patents;

                           (v) that to their knowledge no part of the Licensed Patents or the Licensed Technology is being infringed in the Territory;

                           (vi) that to their knowledge each of the Licensed Patents are valid and enforceable, and no part of the Licensed Technology will infringe the rights of any third parties in the Territory;

                           (vii) that prior to the Commencement Date the disposable microkeratome will have been adequately tested and shall be safe and effective for its intended use provided it is properly used by qualified surgeons specialized in refractive surgery.

                  (b) Licensee. Licensee represents, warrants and covenants:

                           (i) that it has the full legal power and authority to enter into this Agreement and to fully perform all of its obligations hereunder;

                           (ii)     that its  performance  hereunder will comply
                                    with  all   applicable   laws,   ordinances,
                                    regulations and codes;

                           (iii) Licensee shall use its best efforts to begin the distribution and sale of Products by the Commencement Date and shall use its best efforts to continue the bona fide manufacture, distribution and sale of the Products during the Term; and

                           (iv) during the Term, Licensee shall not tie the sale of the Device to any other product.


         13.      Termination.

                  (a) Termination by Licensors. This Agreement may be terminated by Licensors in the event any of the following defaults occur:

                           (i) Licensee fails to make any payment due or fails to deliver any required statement, and fails to cure such default within fifteen
                                    (15)  days  from   receipt  of  notice  from
                                    Licensors;  provided, however, Licensors and
                                    Licensee   acknowledge  and  agree  that  an
                                    underpayment of any Gross Profit Payment shall not constitute a failure to make a payment hereunder;

                           (ii) Licensee attempts to grant or grants a sublicense other than as provided pursuant to Section 31 or attempts to assign or assigns any right or duty under this Agreement to any person or entity without the prior written consent of Licensors;

                           (iii) Licensee, or any related entities, manufacture, distribute or sell any products infringing upon or competing with the Licensed Patents. Nothing herein is intended to prohibit or restrict Licensee, or any related entities, from continuing to sell their existing products or their utilization or disposition of the Kremer Patent;

                           (iv) Licensee materially breaches any provision in this Agreement in addition to those set out above in this section, and fails to cure such breach within thirty (30) days from receipt of notice from Licensors.

                  (b)      Termination by Licensee.

                           (i) Licensors materially breach any provision in this Agreement, and fail to cure such breach within thirty (30) days from receipt of notice from Licensors.


                  (c)      Termination by Parties.

                           (i) If the parties determine that they are unable to arrange for the manufacture or continued manufacture of the Device which is safe and effective for its intended use, this Agreement shall terminate; provided, however, nothing set forth in this Section 13(c)(i) shall relieve Licensors from their obligations set forth in Sections 18 and 22 of this Agreement.

         14.      Effect of Expiration or Termination.

                  (a) Other Rights/Remedies. Any termination of this Agreement will be without prejudice to the rights and remedies of either party with respect to any provisions or covenants arising out of breaches committed prior to such termination.

                  (b) Effect of Expiration or Termination. On the date (the "Termination Date") which is the later to occur of (i) ninety (90) days after expiration or termination of this Agreement for any reason, or
         (ii) the date after which Licensee's obligations under that certain Manufacturing Agreement between Licensee and Frantz Medical Development Ltd. attached hereto as Exhibit B, terminate, Licensee shall immediately cease all further use of the Products, the Licensed Patents or the Licensed Technology, directly or indirectly, or any derivation of the Products, the Licensed Patents or the Licensed Technology. Until payment to Licensors of any monies due it, Licensors shall have a lien on any units of Devices not then disposed of by Licensee and on any monies due Licensee from any person or firm with respect to sales of the Products.

                  (c) Disposal of Inventory. After the Termination Date, Licensee shall have no further right to manufacture the Products or other products utilizing the Licensed Patents or the Licensed Technology, but may continue to distribute its remaining inventory of Products in existence at the time of expiration or termination for a period of ninety (90) days, provided all statements (including Final Statement) and payments then due have been delivered and that during the disposal period Licensee deliver all statements and payments due in accordance with Sections 6 and comply with all other terms and conditions of this Agreement. Licensors shall have the option for thirty (30) days (the "Option Period"), to purchase all remaining stock after said ninety (90) day period at a price which shall equal Licensee's actual Cost of Goods Sold. During the Option Period, Licensee shall not sell its remaining inventory of Products in liquidating its inventory at a price that is less than that charged by Licensee to its normal distribution network during the Term. In the event Licensors elect not to purchase Licensee's remaining inventory,

         Licensee will destroy any remaining inventory within thirty (30) days.

                  (d) Reversion of Rights. After the Termination Date, all rights granted to Licensee in this Agreement shall revert to Licensors, including, but not limited to, the right to manufacture and sell Products. Nothing contained herein shall be construed to allow Licensee to utilize the Licensed Patents or the Licensed Technology after the Termination Date.

                  (e) Final Statement. Thirty (30) days before the expiration of this Agreement, Licensee shall furnish a statement to Licensors showing the number and description of Products on hand or in process ("Final Statement"). If this Agreement is terminated for any reason, such statement shall be furnished within thirty (30) days after notice of termination. Licensors shall have the right to conduct physical inventories to ascertain or verify the amount of remaining inventory.

         15.      Survival of Rights.

                  (a) The terms and conditions of this Agreement necessary to protect the rights and interests of Licensors in the Licensed Patents and the Licensed Technology and the Products including, but not limited to, Licensee's obligations under Sections 3, 7, 11, 14, 15, 18, 19, 21 and 23, shall survive the termination or expiration of this Agreement.

                  (b) The terms and conditions of this Agreement providing for any activity following the effective date of termination or expiration of this Agreement shall survive until such time as those terms and conditions have been fulfilled or satisfied.

         16. Marketing Strategy. Licensee shall be responsible for funding the development and implementation of a sales and marketing strategy related to the Products.

         17. Additional Obligations. Licensee covenants that during the Term, it shall not manufacture, distribute, market, promote in any manner or sell any microkeratome; provided, however, the parties acknowledge and agree that Licensee's utilization or disposition of the Kremer Patent shall not constitute a violation of this Section 17.

         18. Mold Use and Manufacture. The Molds are the exclusive property of Licensors which Licensee is permitted to use during the Term of this Agreement. Licensors agree to provide Licensee with (i) dual cavity automatic production molds ("Final Production Molds"), and (ii) single cavity limited production molds ("Limited Production Molds"), each capable of producing disposable microkeratomes which are safe and effective for their intended use (collectively, the "Molds"). Licensors shall be solely responsible for the payment of all costs incurred to complete product design, manufacture, engineering and testing of the Molds; provided, however, Licensors and Licensee shall share equally in the cost of manufacturing the Limited Production Molds. Licensee will make no other molds to manufacture disposable microkeratomes. In the event the Molds need to be replaced, as determined by the manufacturer thereof, Licensors and Licensee shall share equally in the cost of such replacement. If this Agreement is terminated subsequent to the production of the replacement Molds, Licensors shall reimburse Licensee for Licensee's share of the cost of replacing the Molds.

         19. Return of Molds. Within fifteen (15) days following the Termination Date, Licensee shall return the Molds to Licensors.

         20. Payment of Taxes. Licensors represent that they are not subject to any such tax and no taxes should be deducted, however, if any tax is lawfully imposed and Licensee is required by law to withhold it, Licensee shall notify Licensors in order to allow Licensors to contest such imposition. All consideration paid to Licensors pursuant to this Agreement shall not take into account any national, federal, state, province, municipal or other government excise, sales, use, occupational or like taxes, duties, customs or penalties now in force or enacted in the future (collectively, a "Tax"). If any Tax is imposed, Licensors shall be responsible for the payment of such Tax. If Licensee is required by law, rule or regulation to pay or withhold any Tax in connection with any consideration paid to Licensors pursuant to this Agreement, Licensee shall be entitled to reduce the applicable Minimum Payment Requirement by the amount of any such Tax paid or withheld by Licensee during the applicable year. The parties agree to use reasonable efforts to pursue any certificate of exemption or similar document or proceeding if advised by counsel that consideration paid to Licensors pursuant to this Agreement may be exempted from any Tax.

         21. Product Liability. Licensee agrees to indemnify, defend and hold Licensors their successors and assigns harmless from and against any and all liability, loss, damage, cost or expense (including reasonable attorneys' fees and disbursements) arising out of any claims of personal injury or property damage based on the use, manufacture or sale (other than claims arising in connection with the design, engineering and/or the specifications of the Devices delivered pursuant to Section 4(f)) of the Products manufactured and sold by Licensee, their subsidiary, affiliated and controlled companies. At all times during the Term, Licensee shall procure and maintain product liability insurance coverage related to the Products sold pursuant to this Agreement in the amount of $2 million per year in the aggregate. Licensee shall cause Licensors to be named as additional insureds under any such insurance policy. Evidence of insurance coverage will be made available to Licensors upon request.

         22. Additional Obligations-Liquidated Damages. Upon execution of this Agreement, Licensors shall deliver and/or provide to Licensee or its designee:

                  (a) all engineering and manufacturing drawings, diagrams, schematics, reports and specifications, bill of materials, testing procedures and testing data, assembly instructions and other related items utilized in connection with the manufacture of the Devices and the Products, technical support in connection with the filing of United States Food and Drug Administration ("FDA") form 510(k) and application for CE mark; assistance in establishing and, thereafter, maintaining the design and associated documentation of the Products; and

                  (b) purchase orders for the Molds relating to the Device as may be necessary for the manufacturer to achieve project schedules.

Licensors acknowledge and agree that Licensee would incur substantial damages in the event Licensee reasonably determines that Licensors have not satisfied their obligations set forth in Section 18 and/or this Section 22, and that such damages would be difficult to calculate. Licensors further acknowledge and agree that all amounts of money paid and all other property previously paid or delivered to Licensors by Licensee is a reasonable estimate of Licensee's damages in the event of default by Licensors pursuant to Section 18 and/or this
Section 22.

         23. Confidentiality. Both during and after the Term, none of the parties shall in any manner, directly or indirectly, disclose or divulge to any person or entity (other than such party's employees, agents or consultants) any information related to the Licensed Patents, the Licensed Technology or other confidential and proprietary trade secret information disclosed to them pursuant to this Agreement; provided, that such confidentiality obligations will not apply to (a) matters of public knowledge in the industry; (b) matters known or disclosed to any party under no obligation of confidentiality either before entering this Agreement or thereafter; (c) matters which are required to be disclosed or divulged by law; and (d) matters which the parties hereto mutually agree in writing to disclose.

         24. Force Majeure. Neither party shall be liable for failure to perform hereunder if such failure is occasioned by any cause beyond such party's control, including, without limitation, war or civil disturbance, fire, flood, accident, explosion, interruption of transportation, embargo, inability to procure or shortage of materials or equipment, interruption of production facilities, governmental order or regulation (including, without limitation, the FDA), or labor dispute. Suspension of a party's performance for any such cause shall be limited to the period of time during which such cause is in effect, plus a reasonable time thereafter. Such suspension shall not affect the running of the Term and shall not be regarded as a breach of this Agreement.

         25. Notice. Every notice, request, demand, and other communication contemplated by this Agreement shall be in writing and deemed to have been made either when personally delivered to the respective party, or three days after it is deposited, postage prepaid, with an express mail service, or 10 days after it is deposited, postage prepaid, in the United States mail to the addresses stated below or such changed address as any party may give by written notice to the other, provided that concurrently with such deposits a copy of any notice is sent by telefacsimile:

         If to LICENSORS:  Luis A. Ruiz, M.D. and
                                    Sergio Lenchig
                                    Calle 120 No. 20A-44, Apartment 401
                                    Santafe de Bogota, Colombia
                                    South America
                                    Facsimile:   57-1-213-8462  -  Attn:  Sergio
                                    Lenchig
                                    Facsimile:  57-1-218-5730  -  Attn:  Luis A.
                                    Ruiz, M.D.

         with a copy to:            Allan S. Buffenstein, Esq.
                                    Mezzullo & McCandlish
                                    1111 East Main Street, 15th Floor

                                    Richmond, Virginia 23219
                                    Facsimile: 804-775-3800

         If to LICENSEE:            LaserSight Technologies, Inc.
                                    12249 Science Drive, Suite 160
                                    Orlando, Florida 32826
                                    Attention:  President
                                    Facsimile: 407-382-2701

         with a copy to:            Alan B. Bornstein, Esq.
                                    Sonnenschein Nath & Rosenthal
                                    One Metropolitan Square, Suite 3000
                                    St. Louis, Missouri 63102
                                    Facsimile: 314-259-5959

         26. Waiver. Neither waiver by either party of any breach or default under this Agreement by the other party, nor the failure of either party to exercise promptly its rights in the event of such breach or default, shall be construed as a waiver of any subsequent breach or default, or of any term, condition or provision of this Agreement.

         27. Attorneys Fees. In the event that either party incurs costs and fees, including attorneys' fees, in enforcing its or their rights under this Agreement, the party substantially prevailing in any suit or action, including any appeal, shall be entitled to recover from the other such costs and attorneys' fees.

         28. Severability. Each provision hereof is intended to be severable and the invalidity or illegality of any portion of this Agreement shall not affect the validity or legality of the remainder hereof.

         29. Governing Law. The validity, formulation, interpretation and performance of this Agreement shall be governed by the laws of the State of Virginia, without giving effect to choice of law principles. The parties do hereby irrevocably submit themselves to the personal jurisdiction of the United States Federal Court for the Eastern District of Virginia and do hereby irrevocably agree to service of such court's process upon them, and with respect to Licensors, on their counsel, Allan S. Buffenstein of Mezzullo & McCandlish, so long as they remain counsel to Licensors and thereafter until such time as it is verified to Licensee in writing that Licensors' successor counsel has agreed to accept such service on Licensors' behalf.

         30. Entire Agreement. This Agreement represents the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior or contemporaneous understandings between the parties. This Agreement may not be amended, supplemented or modified except by a subsequent written agreement signed by both parties hereto.

         31. Assignment. This Agreement and all rights granted pursuant to its terms shall be personal to Licensee and shall not be assigned, sublicensed or transferred in whole or in part without the prior written consent of Licensors; provided, however, Licensee may assign or transfer its interest in this

Agreement in connection with the sale or transfer of all or substantially all of its assets. Licensors may assign this Agreement, in whole or in part, provided that Licensors agree to continue to provide technical assistance to Licensee under Section 8(a). Licensee may sublicense the Patents only for the purpose of having the Device manufactured and/or in order to sell and distribute the Device and for no other purpose whatsoever.

         32. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. The English language version of this Agreement shall be the official version of this Agreement.

         33.   Captions.   The  captions   contained  herein  are  intended  for
convenience of reference only and shall not be used to interpret any of the terms or provisions hereof.

         34.  Additional  Documents.   The  parties  hereto  agree  to  execute,
acknowledge and deliver such further documents as may be necessary or proper to carry out the purpose and intent of this Agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Agreement as of the date first written above.

LICENSORS:                                   LUIS A. RUIZ, M.D.


                                             /s/Luis A. Ruiz, M.D.
                                             -----------------------------------
                                             Luis A. Ruiz, M.D.


                                             SERGIO LENCHIG

                                             /s/Sergio Lenchig
                                             -----------------------------------
                                             Sergio Lenchig


LICENSEE:                                    LASERSIGHT TECHNOLOGIES, INC.

                                             By:/s/J. Richard Crowley
                                                --------------------------------
                                                J. Richard Crowley
                                                Chief Operating Officer

                                   SCHEDULE A

                                Licensed Patents

ISSUED PATENTS:

1.  United States: U.S. Patent No. 5,133,726/RE35,421

2.  Brazil: Pat. No. PI9001714

3.  Columbia: Pat. No. 144267

4.  Taiwan: Pat. No. 179735

5.  Portugal: 94986

6.  Germany: Pat. No. 69005285 (derived from EPO Patent 442156)

7.  Spain: Pat. No. 2048415 (derived from EPO Patent 442156)

8.  Sweden: Pat. No. G94986 (derived from EPO Patent 442156)

9.  Japan: Pat. No. 1859284

PENDING PATENT APPLICATIONS:

1.  Austria Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

2.  Belgium Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

3.  Switzerland Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

4.  Denmark Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

5.  France Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

6.  United Kingdom Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

7.  Greece Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

8.  Italy Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

9.  Luxembourg Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

10. Netherlands Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)

11. Liechtenstein Patent Appln. No. 90201166.7 (derived from EPO Patent 442156)